Exhibit 10.9

PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT is made and entered into this 1st day of February, 2004 to be effective March 1, 2004, by and between NIGHTHAWK RADIOLOGY SERVICES, LLC, an Idaho Limited Liability Company and PAUL E. BERGER M.D.

RECITALS

Paul E. Berger M.D. is the President / CEO of Nighthawk Radiology Services, LLC, and is also a licensed and qualified radiologist capable of providing professional diagnostic services.

From time to time there may be insufficient independent contracted physicians available to perform the volume of professional diagnostic services required by NRS.

NRS wishes and Dr. Berger has agreed, that when requested by NRS, Dr. Berger will at his discretion provide these professional services. These services will be provided from the United States in evening or overnight hours or during the daytime from Sydney, Australia or other operational sites. These services will be performed during times that otherwise might be utilized for vacation.

AGREEMENT

TERM. This Agreement will be effective as of March 1, 2004 and will continue in effect until February 28, 2006 (the “Date of Expiration”), unless terminated earlier as provided herein.

COMPENSATION. Base Compensation. NRS shall pay Paul E. Berger M.D., a base compensation of $175.00 per hour United States Dollars (herein after USD). Base compensation is paid monthly in arrears.

250 Northwest Blvd., #202 •Coeur d’Alene, ID 83814 • Toll Free 866-400-4295 • Fax 208-664-2720

Bonus Compensation. For the term of this Agreement, NRS shall pay an additional USD $10.00 per examination interpreted and reported on behalf of the NRS customers by Paul E. Berger M.D. above a threshold number to be determined as follows: total hours worked per month x 8.33 = threshold number (rounded to the nearest whole number).

TERMINATION. Either party may terminate the contract immediately without cause by providing one day’s written notice.

MALPRACTICE INSURANCE AND TAIL COVERAGE. NRS shall purchase and maintain at its expense professional liability insurance coverage insuring Paul E. Berger M.D. with minimum limits of USD $1,000,000 per occurrence and USD $3,000,000 in the aggregate, through an insurer or insurers of NRS’ choice. Upon termination of this agreement, NRS will provide at NRS’ expense Tail Coverage in order to insure against losses arising from acts of medical malpractice which occurred during the term of this Agreement. Such Tail Coverage shall extend for an indefinite period and contain provisions as near as possible to NRS’ existing malpractice insurance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above, to be effective, however, as of March 1, 2004.

/s/ Paul E. Berger
Paul E. Berger M.D.

/s/ Christopher R. Huber
Christopher R. Huber
Vice-President Nighthawk Radiology Services, LLC.